UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/22/2008

STEPAN COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number:  1-4462

Delaware	36-1823834
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Edens and Winnetka Road, Northfield, Illinois 60093
(Address of principal executive offices, including zip code)

(847)446-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

On April 22, 2008, Stepan Company ("Stepan") issued a press release providing its financial results for the first quarter ended March 31, 2008. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2008, the Board of Directors ("Board") of Stepan approved an Amendment to the Stepan Company Management Incentive Plan (As Amended and Restated Effective as of January 1, 2005) ("Plan") which is effective as of January 1, 2008 ("Amendment"). The Amendment amends the Plan to allow the Board to amend the Plan from time to time in such respects as it deems advisable and to terminate the Plan at any time. The Amendment also amends the Plan to allow the Compensation and Development Committee of the Board to determine the amount of an incentive award for any calendar year which will be based upon the performance of Stepan, the performance of the participant's department (if relevant), and the performance of the participant; provided, however, that the amount of any award to any participant for any calendar year cannot exceed 125 percent for calendar years beginning on or after January 1, 2008 (increased from 75 percent) of the amount of the actual base salary payable to the participant by Stepan for the calendar year for which the award is made, exclusive of the award or any other form of executive compensation, stock option or other fringe benefit.

Descriptions of the changes to the Plan above are a summary of the Amendment and are qualified in their entirety by the terms of the Plan and the Amendment. A copy of the Amendment is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

    Exhibit Number: 99.1

    Description: Press Release of Stepan Company dated April 22, 2008

    Exhibit Number: 10.1

    Description: Amendment to Stepan Company Management Incentive Plan (As Amended and Restated Effective as of January 1, 2005)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEPAN COMPANY

Date: April 25, 2008	By:	/s/ Kathleen O. Sherlock
Kathleen O. Sherlock
Assistant Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release of Stepan Company dated April 22, 2008
EX-10.1	Amendment to Stepan Company Management Incentive Plan (As Amended and Restated Effective as of January 1, 2005)